Exhibit 99.01

H/Cell Energy Reports FY2019 Third Quarter Financial Results

Dallas, TX, November 12, 2019 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen and fuel cell technology, has announced financial results for its third quarter ended September 30, 2019.

For the three months ended September 30, 2019, HCCC generated revenue of $1,701,365 and a net loss of $189,403 which included $86,217 of non-cash charges that do not affect the cash flow performance or working capital of HCCC. This amounts to a $(0.03) per share loss. For the nine months ended September 30, 2019, HCCC generated revenue of $5,333,559 and a net loss of $438,264 which included $285,251 of non-cash charges that again, do not affect the cash flow performance or working capital of HCCC. This amounts to a $(0.06) per share loss.

Andrew Hidalgo, CEO of HCCC, commented, “HCCC has been building momentum over the last few months. Recently, in several releases, we announced over $3.8 million in new contracts that we expect to be primarily completed in the fourth quarter, with some of those projects being pushed out to the first quarter of 2020. Even after being awarded several new projects, the bid list remains strong with close to $30 million of activity. Our two subsidiaries are operationally profitable year to date and have each established renewable energy efforts that has resulted in significant opportunities going forward. Corporate expenses have been more than originally budgeted this year due primarily to capital raising efforts. However, we have been successful in raising growth capital which should help us expand in 2020. Although non-cash charges have no bearing on our cash flow or working capital, we are planning to minimize non-cash charges in the future so that we can produce positive net income results overall. We are looking forward to building our business in this high growth renewable energy sector and establishing HCCC as a premier advanced clean energy company.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Contact:

H/Cell Energy Corporation

Investor Relations

3010 LBJ Freeway, Suite 1200

Dallas, Texas 75234

972-888-6009 USA

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$242,389	$359,134
Accounts receivable	1,019,524	1,087,381
Prepaid expenses	19,763	16,282
Current right of use asset	85,807	-
Costs and earnings in excess of billings	3,709	45,478
Total current assets	1,371,192	1,508,275

Property and equipment, net	464,075	476,436
Security deposits and other non-current assets	31,109	32,530
Deferred tax asset	50,000	50,000
Customer lists, net	68,282	83,645
Deferred offering cost	133,797	-
Right of use asset	139,607	-
Goodwill	1,373,621	1,373,621

Total assets	$3,631,683	$3,524,507

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$746,081	$891,354
Current line of credit	303,526	-
Billings in excess of costs and earnings	44,301	195,331
Sales and withholding tax payable	50,072	59,857
Current equipment notes payable	41,358	38,991
Current operating lease liability	85,807	-
Current finance lease payable	73,842	65,265
Current convertible notes payable – related party, net of discounts	257,659	-
Income tax payable	33,134	48,643
Total current liabilities	1,635,780	1,299,441

Noncurrent liabilities
Line of credit	-	28,359
Lease operating liability	141,171	-
Earn out payable	204,383	190,736
Finance leases	268,269	232,876
Equipment notes payable	76,159	121,038
Convertible notes payable – related party, net of discounts	155,442	29,122
Total noncurrent liabilities	845,424	602,131

Total liabilities	2,481,204	1,901,572

Commitments and contingencies

Stockholders’ equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock - $0.0001 par value; 25,000,000 shares authorized; 7,694,024 and 7,586,024 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	769	758
Additional paid-in capital	2,950,136	2,983,476
Accumulated deficit	(1,724,028)	(1,285,764)
Accumulated other comprehensive loss	(76,398)	(75,535)
Total stockholders’ equity	1,150,479	1,622,935

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,631,683	$3,524,507

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS – OTHER COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue
Construction income	$1,701,365	$1,830,992	$5,333,559	$5,535,352
Related party	-	8,499	-	40,288
Total revenue	1,701,365	1,839,491	5,333,559	5,575,640

Cost of goods sold
Direct costs	1,241,630	1,438,669	3,747,390	3,901,125
Direct costs – related party	-	9,019	-	40,636
Total cost of goods sold	1,241,630	1,447,688	3,747,390	3,941,761

Gross profit	459,735	391,803	1,586,169	1,633,879

Operating expenses
General and administrative expenses	555,682	607,125	1,794,191	1,850,140
Management fees – related party	21,500	19,500	60,500	58,500
Total operating expenses	577,182	626,625	1,854,691	1,908,640

Loss from operations	(117,447)	(234,822)	(268,522)	(274,761)
				-
Other expenses
Interest expense	11,801	7,544	23,892	21,636
Interest expense – related party	64,065	19,877	158,220	52,768
Change in fair value earn-out	4,704	4,290	13,647	11,028
(Gain) loss on fixed asset disposal	(8,614)	795	(26,017)	4,149
Total other expenses	71,956	32,506	169,742	78,553

Net loss	$(189,403)	$(267,328)	$(438,264)	$(364,342)

Other comprehensive income (loss), net

Foreign currency translation adjustment	(15,236)	(7,828)	(863)	(40,657)

Comprehensive loss	$(204,639)	$(275,126)	$(439,127)	$(404,999)

Earnings (loss) per share
Basic	$(0.03)	$(0.04)	$(0.06)	$(0.05)
Diluted	$(0.03)	$(0.04)	$(0.06)	$(0.05)
Weighted average common shares outstanding
Basic	7,574,247	7,586,024	7,596,286	7,469,307
Diluted	7,574,247	7,586,024	7,596,286	7,469,307